Exhibit 99.1

(CMS Energy Logo) News Release

JON E. BARFIELD, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE BARTECH GROUP, JOINS CMS ENERGY BOARD
OF DIRECTORS

JACKSON, Mich., Aug. 17, 2005 – Jon E. Barfield, chairman and chief executive officer of The Bartech Group, has been appointed to CMS Energy’s Board of Directors, the Company announced today. The appointment is effective Sept. 1, 2005.

He will serve on the Board’s Compensation and Human Resources Committee and the Governance and Public Responsibility Committee.

Barfield has served as president of The Bartech Group since 1981 and added the duties of chairman and chief executive officer in 1995.

The Bartech Group is one of the nation’s largest independent professional staffing services and outsourcing firms. It specializes in the placement of engineering and information technology professionals and managing the staffing requirements of regional and global corporations on an outsourced basis. Bartech, based in Livonia, Mich., operates 22 offices in five states and Canada and employs more than 3,200 professionals. It has annual revenues of approximately $200 million.

Barfield also serves on the Board of Directors of four other publicly traded companies: National City Corporation, Tecumseh Products Company, BMC Software, and Granite Broadcasting Corporation.

In addition, he serves on the boards of several non-profit institutions, including Blue Cross and Blue Shield of Michigan, Detroit Renaissance Inc., and Kettering University.

Barfield graduated with honors from Princeton University in 1974, then earned a law degree from Harvard Law School in 1977. From 1977 to 1981, he practiced corporate and securities law at a prominent Chicago law firm.

CMS Energy (NYSE: CMS) is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

(EDITORS, PHOTO EDITORS: A color JPEG of Jon E. Barfield is available. To get that emailed to you, please contact Jeff Holyfield or Dan Bishop by phone or email at jlholyfield@cmsenergy.com or dcbishop@cmsenergy.com.)

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590